Press Release	6714 Pointe Inverness Way, Suite 200
March 22, 2004	Fort Wayne, IN 46804-7932
260.459.3553 Phone
260.969.3590 Fax
www.steeldynamics.com

Hollman Named a Vice President of Steel Dynamics

FORT WAYNE, INDIANA, March 22, 2004 – Steel Dynamics, Inc. (NASDAQ:STLD) has appointed Bert D. Hollman a vice president of Steel Dynamics. Since 1999 Hollman has served as president of New Millennium Building Systems, LLC, which in 2003 became a wholly owned subsidiary of Steel Dynamics. Hollman will continue as president of the New Millennium subsidiary.

“I am delighted to announce this appointment,” said Keith Busse, President and CEO of Steel Dynamics. “With his industry knowledge and management experience, Bert will make a strong contribution to SDI’s management team. His appointment also recognizes the increasing responsibility and contribution we expect with the future growth of New Millennium Building Systems.”

In 1999, Hollman prepared the business development plan that resulted in the formation of New Millennium Building Systems, and then led the management team that built and now operates its plant at Butler, Indiana. Before starting New Millennium, Bert owned and operated a structural steel fabricating business. Prior to that, he held engineering and management positions with Nucor Corporation.

New Millennium manufactures steel components for use in the construction of non-residential buildings, including joists, trusses, girders and steel floor and roof decking. The business, which began operations in July of 2000, has been successful in gaining market share in the Great Lakes region served by the Butler plant. The plant has a joist production capacity of 70,000 tons per year and capacity to produce 50,000 tons of decking annually. It currently employs about 175 people.

Steel Dynamics is a growing, profitable Indiana-based mini-mill steel producer. In addition to New Millennium’s products, SDI’s products include a wide range of hot-rolled and finished sheet steels, wide-flange beams, and round bars. In 2004, we expect to begin production of rails, rebar, merchant bars, and light structural shapes at our existing mills. Including New Millennium employees, the company employs more than 1,400 at its six Indiana facilities.

Forward Looking Statements

This press release contains predictive statements about future events, including operation of existing and planned operations and future financial benefits the company may derive from these businesses. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations.

We refer you to SDI’s detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K and in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC’s Web site, www.sec.gov and on the company’s Web site, www.steeldynamics.com.

Contact:	Fred Warner, Investor Relations Manager, (260) 969-3564 or fax (260) 969-3590
f.warner@steeldynamics.com